Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Tom Bohjalian Elected Independent Chair of the Board
Independent Directors David Henry, Glenn Rufrano and Don Wood Appointed to Board
Company Enters into Cooperation Agreement with Starboard Value

NASHVILLE, Tennessee, December 9, 2024 - Healthcare Realty Trust Incorporated (NYSE:HR) (“Healthcare Realty” or the “Company”) today announced that its Board of Directors (“Board”) has elected current director Tom Bohjalian as Independent Chair of the Board. It also announced that the Board has appointed three new independent directors with deep industry and leadership experience, David Henry, Glenn Rufrano and Don Wood, effective immediately, in connection with a cooperation agreement (“Agreement”) with Starboard Value LP (together with its affiliates, “Starboard”). Mr. Henry and Mr. Rufrano have been appointed to the Company’s existing board committee overseeing the previously announced president and CEO search, with Mr. Rufrano named Chair of the committee. The Company has also engaged Ferguson Partners to assist in the search process.

“We are pleased to have reached an agreement with Starboard and appreciate their collaborative engagement, valuable input and shared commitment to enhancing performance and driving value for our shareholders,” said Mr. Bohjalian. “David, Glenn and Don bring meaningful experience and fresh perspectives to the Board, and we look forward to working with them as we continue to take actions that will drive sustainable value and execute on strategic initiatives that further positions Healthcare Realty for long-term growth.”

“We commend the Board and management team of Healthcare Realty for their constructive dialogue and believe these highly qualified, independent directors bring extensive industry experience and a collective goal of enhancing shareholder value,” said Jeffrey Smith, Chief Executive Officer and Chief Investment Officer of Starboard. “This outcome is a positive step forward in supporting the Board’s efforts in positioning Healthcare Realty for consistent execution, advancement of its financial and operational objectives, and maximization of shareholder value.”

David Henry is the retired Vice Chairman and CEO of Kimco Realty Corporation, where he served for over 15 years. Prior to Kimco, Mr. Henry was Senior Vice President and Chief Investment Officer at GE Capital Real Estate, where he spent 23 years overseeing pension advisory activities, investment policies, and strategies across U.S. and international markets. Mr. Henry currently serves on the boards of Tanger Outlet Centers and Starwood Real Estate Income Trust. He previously served on the boards of Columbia Property Trust, Healthpeak Properties, Inc. and VEREIT, Inc. He is a past Chairman of the International Council of Shopping Centers and former Vice Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). He co-founded Peaceable Street Capital, a preferred equity lender for income-producing commercial real estate properties.

Glenn Rufrano brings over 35 years of expertise in leadership of publicly traded and private real estate companies. He currently serves as Executive Chairman of PREIT. He previously served as Chief Executive Officer of VEREIT, Inc., Chairman of the International Council of Shopping Centers (ICSC), and President and CEO of Cushman & Wakefield. He also led Centro Properties Group, an Australian company specializing in the ownership and management of shopping centers, as its Chief Executive Officer. Additionally, he served as CEO of New Plan Excel Realty Trust, and as Chairman, CEO and a founding partner of O’Connor Capital Partners.

Exhibit 99.1

Don Wood has been with Federal Realty since 1998, serving in various leadership roles including Chief Financial Officer and President, before becoming Chief Executive Officer in 2003. Before joining Federal Realty, Mr. Wood spent eight years at ITT Corporation in New York, where he served as Deputy Controller and Chief Financial Officer of Caesars World, Inc. Mr. Wood previously chaired NAREIT, served on the ICSC executive committee and sat on the board of Quality Care Properties.

In connection with the Agreement, John Knox Singleton, John V. Abbott and Vicki U. Booth have retired from the Board of Directors.

Mr. Bohjalian continued, “On behalf of the entire Board, I would like to thank Knox, John and Vicki for their many years of dedicated leadership and significant contributions to Healthcare Realty. We wish them nothing but the best for the future.”

Pursuant to the Agreement, Starboard has agreed to a customary standstill and voting agreement expiring in advance of the Company’s 2026 Annual Meeting of Stockholders. Additional information will be filed in a Form 8-K with the Securities and Exchange Commission.

Advisors
JP Morgan is serving as exclusive financial advisor to the Company in connection with the Agreement, and Latham & Watkins LLP and Holland & Knight LLP are serving as legal counsel.

ABOUT HEALTHCARE REALTY TRUST

Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes nearly 675 properties totaling approximately 40 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com.

Media Contacts:
Charlie Koons / Craig Singer
Brunswick Group
P; 212.333.3810

Investor Contact:
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290

Exhibit 99.1

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In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.